As filed with the Securities and Exchange Commission on February 24, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIGHTCOVE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1579162
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

290 Congress Street

Boston, MA 02210

(Address of Principal Executive Offices)

Brightcove Inc. 2012 Stock Incentive Plan

(Full Title of the Plan)

Jeff Ray

Chief Executive Officer

Brightcove Inc.

290 Congress Street

Boston, MA 02210

(Name and Address of Agent For Service)

(888) 882-1880

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

William J. Schnoor, Esq.

Joseph C. Theis, Jr., Esq.

Jared J. Fine, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	1,600,651 Shares	$19.87	$31,804,935.37	$3,469.92

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2012 Stock Incentive Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the registrant’s common stock, as quoted on the Nasdaq Global Market, on February 17, 2021.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering 1,600,651 additional shares of common stock, par value $0.001 per share (“Common Stock”) of Brightcove Inc. (the “Registrant”) that may be issued pursuant to the Brightcove Inc. 2012 Stock Incentive Plan (the “2012 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2012 Plan is subject to an automatic annual increase on each January 1, by an amount equal to 4% of the number of shares of the Registrant’s Common Stock outstanding on the immediately preceding December 31, unless the Registrant’s overhang exceeds 30% on such December 31. Accordingly, on January 1, 2021, the number of shares of Common Stock reserved and available for issuance under the 2012 Plan increased by 1,600,651. This Registration Statement hereby registers these additional 1,600,651 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2012 Plan for which the Registrant’s registration statement filed on Form S-8 on March 7, 2012 (SEC File No. 333-179966) is effective. The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-179966) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 24th day of February, 2021.

BRIGHTCOVE INC.

By:	/s/ Jeff Ray
Jeff Ray Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Brightcove Inc., hereby severally constitute and appoint Robert Noreck and David Plotkin, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 24th day of February, 2021.

Signature	Title

/s/ Jeff Ray	Chief Executive Officer (Principal Executive Officer) and Director
Jeff Ray

/s/ Robert Noreck Robert Noreck	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Deborah Besemer	Chairperson of the Board of Directors
Deborah Besemer

/s/ Kristin Frank	Director
Kristin Frank

/s/ Gary Haroian	Director
Gary Haroian

/s/ Diane Hessan	Director
Diane Hessan

/s/ Scott Kurnit	Director
Scott Kurnit

/s/ Tsedal Neeley	Director
Tsedal Neeley

/s/ Ritcha Ranjan	Director
Ritcha Ranjan

/s/ Thomas E. Wheeler	Director
Thomas E. Wheeler